Exhibit 21.1

SUBSIDIARIES OF IGM BIOSCIENCES, INC.

Name of Subsidiary	Jurisdiction
IGM Infectious Diseases, Inc.	Delaware
IGM Autoimmunity and Inflammation, Inc.	Delaware